Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Staffing 360 Solutions, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-3 on Form S-1 constituting a part of this Registration Statement (the “Prospectus”) of our report dated June 24, 2022, relating to the consolidated financial statements of Staffing 360 Solutions, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended January 1, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
New York, New York

July 15, 2022